Exhibit 34.2
Report of Independent Registered Public Accounting Firm

To Management and the Board of Directors of The Cleveland Electric Illuminating Company

We have examined The Cleveland Electric Illuminating Company’s (the “Company”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the publicly issued asset-backed securities transactions for which the Company acted as servicer involving phase-in recovery property that were issued on or after January 1, 2006 (the “Platform”) described in the accompanying Report on Assessment of Compliance with Servicing Criteria for Asset-Backed Securities as of December 31, 2025 and for the year then ended excluding (i) the criteria which the Company has determined are not applicable to the servicing activities performed by them with respect to the Platform and (ii) the servicing activities that are applicable to the Platform but are excluded from the scope of management’s assertion and are not reported herein. The Cleveland Electric Illuminating Company’s management is responsible for its assertion and for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Company complied, in all material respects, with the applicable servicing criteria, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(3)(i)(C) of Regulation AB applicable to the Company during the year ended December 31, 2025. As set forth in Item 1122(d)(3)(i), reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreement and applicable Commission requirements. Specifically, such reports (C) are to be filed with the Commission as required by its rules and regulations. There was an instance where a semi-annual Form 10-D was not filed with the Commission on a timely basis as required by its rules and regulations.

In our opinion, except for the material noncompliance described in the preceding paragraph, The Cleveland Electric Illuminating Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2025 for the Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
March 31, 2026